Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

June 26, 2015

Alarm.com Holdings, Inc.

8150 Leesburg Pike

Vienna, Virginia 22182

Ladies and Gentlemen:

We have acted as counsel to Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up 9,499,556 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 3,599,556 shares (the ”2009 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”), (ii) 4,700,000 shares (the ”2015 Plan Shares”) initially reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and (iii) 1,200,000 shares (the ”2015 ESPP Shares”) initially reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP,” and collectively with the 2009 Plan and the 2015 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, and in each case when sold and

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Alarm.com Holdings, Inc.

June 26, 2015

Page Two

issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM